Exhibit 99.2

M  A  C  K  —  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

For Immediate Release

MACK-CALI REALTY CORPORATION

REPORTS FIRST QUARTER 2019 RESULTS

Jersey City, New Jersey — May 1, 2019 — Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the first quarter 2019.

FIRST QUARTER 2019 HIGHLIGHTS

•        Reported net income of $2.66 per diluted share for the quarter;

•        Achieved Core Funds from Operations per diluted share of $0.40 for the quarter, reaffirms Core FFO Guidance of $1.57 - $1.67 per share Post Topic 842;

•        Completed $563 million of non-core asset sales at an average 5% cap rate, marking the substantial completion of its non-core asset sales program, of which $210 million was used to repay unsecured debt;

•        Leased 198,470 sq. ft. of commercial space (114,249 sq. ft. on the Waterfront), growing Core portfolio office rental rates by 9.4% on a cash basis and 18.3% on a GAAP basis (excluding Flex);

•        Leases signed in the first quarter 2019 in our Core Office portfolio (excluding Flex) had cash starting rents of $35.15 per square foot versus $34.69 per square foot in the fourth quarter 2018;

•        Executed two waterfront leases with Whole Foods Market totaling 94,940 sf. The Amazon-owned organic grocer will open a 47,542 sf retail location in downtown Jersey City and signed a 47,398 sf office lease for its new Northeast Headquarters;

•        Core office portfolio was 80.9% leased, with the class A suburban portfolio at 92.7%, Suburban 83.0% and Waterfront 74.0% leased at March 31, 2019. Excluding Flex Parks, Core office percent leased was 80.4% at December 31, 2018;

•        Roseland’s 6,514-unit multifamily stabilized portfolio was 96.3% leased at March 31, 2019, up from 95.7% at December 31, 2018;

•        Roseland’s 2018 deliveries totaling 1,212 units were 91.5% leased as of March 31, 2019, demonstrating a strong sequential improvement from 82.9% leased at December 31, 2018; and

•        Roseland’s same-store portfolio, which has now grown to 5,673 units, experienced a 3.9% increase in NOI over Q1 2018. Over the same period, revenues grew 3.1%, and expenses increased by 1.9%;

•        Subsequent to quarter-end, the Company acquired Soho Lofts, a 377-unit community in Jersey City, for $264 million. The acquisition, which was funded by 1031 proceeds, represents the Company’s continued strategy of concentrating investment in its core market: the NJ Waterfront; and

•        Declared $0.20 per share quarterly common stock dividend.

“As we have communicated in the past, 2019 will serve as a baseline for a fully repositioned Mack-Cali. We are the dominant residential and office owner in key markets with a portfolio that provides fresh, state of the art, live, work, play offerings to prospective and current tenants. With nearly $563 million in asset sales completed in the quarter, our team remains fully focused on leasing and further strengthening our balance sheet. We have started 2019 on solid footing, securing Whole Foods Market in both our retail and office space at our signature Harborside center as part of our Waterfront Strategy.  As we look ahead, our greatest opportunity and most valuable asset is our empty space and we fully intend to extract its value as we stabilize our office holdings and lease our newly developed multifamily properties,” commented Michael J. DeMarco, Chief Executive Officer.

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

Net income available to common shareholders for the quarter ended March 31, 2019 amounted to $244.5 million, or $2.66 per share, as compared to $43.0 million, or $0.45 per share, for the quarter ended March 31, 2018.  The increase in net income was driven by the completion of $563 million of asset sales which generated a gain of $268 million for the quarter ended March 31, 2019.

Funds from operations (FFO) for the quarter ended March 31, 2019 amounted to $39.5 million, or $0.39 per share, as compared to $35.3 million, or $0.35 per share, for the quarter ended March 31, 2018.

For the first quarter 2019, Core FFO was $0.40 per share, as compared to $0.50 for the same period last year. The first quarter of 2018 included $.03 per share of FFO from the annual sale of a tax credit, which we expect to collect in the second quarter of 2019.

OPERATING HIGHLIGHTS

Office

Mack-Cali’s consolidated Core office properties were 80.9 percent leased at March 31, 2019, as compared to 83.1 percent leased at March 31, 2018 excluding the flex portfolio.

First quarter 2019 same-store GAAP revenues for the office portfolio declined by 7.6 percent while same-store GAAP NOI fell by 7.5 percent from the same period in 2018.  First quarter 2019 same store cash revenues for the office portfolio declined by 6.4 percent while same store cash NOI fell by 5.4 percent from 2018.  Same store cash revenues and same store cash NOI exclude straight-line rent and FAS 141 adjustments. First quarter 2019 office same store real estate tax expense was down 10.1 percent from 2018, primarily due to favorable tax savings in Jersey City and other key locations.

For the quarter ended March 31, 2019, excluding Flex, the Company executed 14 leases at its consolidated in-service commercial portfolio, totaling 198,470 square feet. Of these totals, five leases for 119,840 square feet (60.4 percent) were for new leases and nine leases for 78,630 square feet (39.6 percent) were lease renewals and other tenant retention transactions.

Rental rate roll-up for the Core portfolio for first quarter 2019 transactions, excluding Flex, was 9.4 percent on a cash basis and 18.3 percent on a GAAP basis.  Rental rate roll-up in the first quarter 2019 for new transactions was 13.1 percent on a cash basis and 19.1 percent on a GAAP basis; and for renewals and other tenant retention transactions was 7.7 percent on a cash basis and 17.9 percent on a GAAP basis.

Multifamily

Roseland’s stabilized operating portfolio was 96.3 percent leased at March 31, 2019. Same-store revenues increased by 3.1 percent while same-store net operating income increased by 3.9 percent for the first quarter 2019. With the 2018 delivery of 1,212 units coupled with its construction portfolio of over 2,319 units and keys, we envision continued growth in the Company’s residential portfolio and cash flow contribution.

Roseland is experiencing strong leasing demand at 145 Front Street I and II, a 365-unit community in Worcester, Massachusetts. As of the end of the first quarter, Phase I and II were 90.7% leased and 47.7% leased, respectively.

Additionally, at Port Imperial, the 164-key Residence Inn opened in December 2018 and we anticipate a third quarter opening of its dual-flag counterpart, the 208-key full-service Envue, a Marriott Autograph Collection Hotel. These hotels will serve as a cornerstone amenity for Port Imperial, offering excellent access to Hudson Yards with exceptional views of the Manhattan skyline.

TRANSACTION ACTIVITY

For the first quarter 2019, the Company completed approximately $563 million of non-core asset sales at an average cap rate of 5 percent. Key dispositions included:

•      Flex Portfolio: On March 29, 2019 the Company executed the sale of its 3.1 million square foot office/flex portfolio for an aggregate sales price of $487.5 million at a 6.5 percent cap rate.

•      Park Square (Rahway, NJ): On January 16, 2019, the Company completed the disposition of Park Square at a price of $34.9 million, representing a 5.0 percent cap rate.

•      Other Non-Core Office Dispositions: The Company sold 2115 Linwood in Fort Lee, NJ for $16 million ($237 psf), 721 Route 202/206 in Bridgewater, NJ for $6 million ($31 psf), 201 Littleton in Morris Plains, NJ for $5 million ($59 psf), 320/321 University Avenue in Newark, NJ for $26 million ($176 psf), and 141 West Front in Red Bank, NJ, a 50-50 joint venture valued at $22 million at 100 percent ($237 per square foot).

For the first quarter 2019, the company completed $139 million of acquisitions including:

•  Consolidation of Ownership in M2 (Jersey City, NJ): On January 31, 2019, the Company closed on its partnership acquisition of M2, a 311-unit operating residential tower in the heart of the Jersey City waterfront.  Based on a gross asset valuation of $195 million (representing a 4.6 percent cap rate), the Company acquired Prudential’s 50 percent membership interest and preferred capital account for approximately $77.5 million.  The Company’s ownership in the community increased to 74.3 percent from 24.3 percent, and the Company assumed the sole preferred capital position in the asset. Concurrent with the consolidation, the Company secured permanent financing on the property with proceeds of $117 million, an interest rate of 4.2 percent and a maturity date of August 2026.  The refinancing retired the existing $74.7 million mortgage loan

•  99 Wood Avenue South (Metropark, NJ): On February 6, 2019, the Company closed on 99 Wood Avenue South, a 272,000 square foot class A office property, for $61.5 million based on a 7.2 percent cap rate. The property is located adjacent to the Company’s 101 Wood Avenue South property in Metropark, where the Company has a dominant presence. The addition of 99 Wood increases the Company’s class A share in this strategic suburban market to approximately 33 percent.

•  Soho Lofts (Jersey City, NJ): Subsequent to quarter end, the Company completed the acquisition of Soho Lofts, a newly delivered and stabilized 377-unit apartment community, for approximately $264 million. The property is located in Jersey City’s Soho West neighborhood adjacent to the Hoboken border. The acquisition was funded with 1031 exchange proceeds.

BALANCE SHEET/CAPITAL MARKETS

As of March 31, 2019, the Company had a debt-to-undepreciated assets ratio of 43.3 percent compared to 45.3 percent at December 31, 2018 and 44.5 percent at March 31, 2018.  Net debt to adjusted EBITDA for the quarter ended March 31, 2019 was 9.5x compared to 9.3x for the quarter ended December 31, 2018.  The Company’s interest coverage ratio was 2.8x for the quarter ended March 31, 2019, compared to 3.1x for the quarter ended December 31, 2018.

DIVIDEND

In March 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per common share (indicating an annual rate of $0.80 per common share) for the first quarter 2019, which was paid on April 12, 2019 to shareholders of record as of April 2, 2019. The Company’s Core FFO dividend payout ratio for the quarter was 49.5 percent.

GUIDANCE/OUTLOOK

The Company reaffirms its projected net income and Core FFO per diluted share guidance for full year 2019 is as follows:

	Full Year
	2019 Range
Net income (loss) available to common shareholders	$(0.48)	-	$(0.38)
Add (deduct):
Real estate-related depreciation and amortization on continuing operations		2.08
Core FFO	$1.60	-	$1.70
Topic 842 Leasing Expense		(0.03)
Core FFO less Topic 842 Leasing Expense	$1.57	-	$1.67

2019 Guidance Assumptions

	($ in millions)
	Revised
	Low	High
Office Occupancy (year-end % leased)	79%	83%
Office Same Store GAAP NOI Growth	(7)%	(3)%
Office Same Store Cash NOI Growth	(14)%	(10)%
Multifamily Same Store NOI Growth	1%	3%
Straight-Line Rent Adjustment & FAS 141 Mark-to-Market Rent Adjustment	$17	$27
Dispositions (Excluding Flex)	$155	$180
Flex Dispositions	$480	$480
Acquisitions (1031 & Partner Buyouts)	$415	$415
Base Building Capex	$8	$13
Leasing Capex	$66	$109
G&A (Net of Severance Costs)	$46	$51
Interest Expense	$95	$105
Topic 842	$2.5	$3.5

This guidance reflects management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections. Actual results could differ from these estimates.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for May 2, 2019 at 11:00 a.m. Eastern Time, which will be broadcast live via the Internet at:

https://edge.media-server.com/m6/p/3eacsfbj

The live conference call is also accessible by calling (323) 794-2423 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at http://investors.mack-cali.com/corporate-profile beginning at 1:00 p.m. Eastern Time on May 2, 2019.

A replay of the call will also be accessible May 2, 2019 through May 9, 2019 by calling (719) 457-0820 and using the pass code, 4344761.

Copies of Mack-Cali’s first quarter 2019 Form 10-Q and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

First Quarter 2019 Form 10-Q:

http://investors.mack-cali.com/sec-filings

First Quarter 2019 Supplemental Operating and Financial Data:

http://investors.mack-cali.com/quarterly-supplementals

In addition, these items are available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interests in Operating Partnership, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions (including both acquisitions and dispositions), and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from property transactions and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company’s performance over time.  Core FFO is presented solely as supplemental disclosure that the Company’s management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP.  As there is not a generally accepted definition established for Core FFO, the Company’s measures of Core FFO may not be comparable to the Core FFO reported by other REITs.  A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

One of the country’s leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout the Northeast. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city’s flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Quarterly Report on Form 10-Q (the “10-Q”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-Q, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-Q and the Public Filings.

We consider portions of this report, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Contacts:	Michael J. DeMarco	David Smetana	Deidre Crockett
	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
	Chief Executive Officer	Chief Financial Officer	Senior Vice President, Corporate Communications
	(732) 590-1589	(732) 590-1035	and Investor Relations
	mdemarco@mack-cali.com	dsmetana@mack-cali.com	(732) 590-1025
investorrelations@mack-cali.com

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2019	2018
REVENUES
Revenue from leases	$123,015	$125,693
Real estate services	3,842	4,661
Parking income	4,941	5,327
Hotel income	283	—
Other income	2,168	3,286
Total revenues	134,249	138,967

EXPENSES
Real estate taxes	17,077	18,361
Utilities	10,451	12,504
Operating services	24,962	25,618
Real estate services expenses	4,266	4,936
Leasing personnel costs	742	—
General and administrative	12,593	16,085
Depreciation and amortization	48,046	41,297
Total expenses	118,137	118,801

OTHER (EXPENSE) INCOME
Interest expense	(24,774)	(20,075)
Interest and other investment income (loss)	824	1,128
Equity in earnings (loss) of unconsolidated joint ventures	(681)	1,572
Gain on change of control of interests	13,790	—
Realized gains (losses) and unrealized losses on disposition of rental property, net	268,109	58,186
Gain on sale of investment in unconsolidated joint venture	903	—
Gain (loss) from extinguishment of debt, net	1,311	(10,289)
Total other income (expense)	259,482	30,522
Net income	275,594	50,688
Noncontrolling interest in consolidated joint ventures	1,248	30
Noncontrolling interest in Operating Partnership	(27,680)	(4,883)
Redeemable noncontrolling interest	(4,667)	(2,799)
Net income available to common shareholders	$244,495	$43,036

Basic earnings per common share:
Net income available to common shareholders	$2.67	$0.45

Diluted earnings per common share:
Net income available to common shareholders	$2.66	$0.45

Basic weighted average shares outstanding	90,498	90,263

Diluted weighted average shares outstanding	100,943	100,604

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net income available to common shareholders	$244,495	$43,036
Add (deduct): Noncontrolling interest in Operating Partnership	27,680	4,883
Real estate-related depreciation and amortization on continuing operations (a)	50,168	45,602
Gain on change of control of interests	(13,790)	—
Gain on sale of investment in unconsolidated joint venture	(903)	—
Realized (gains)/losses and unrealized losses on disposition of rental property, net	(268,109)	(58,186)
Funds from operations (b)	$39,541	$35,335

Add/(Deduct):
(Gain)/loss from extinguishment of debt, net	(1,311)	10,289
Severance/separation costs on management restructuring	1,562	5,052
Management contract termination costs	1,021	—
Core FFO	$40,813	$50,676

Diluted weighted average shares/units outstanding (c)	100,943	100,604

Funds from operations per share/unit-diluted	$0.39	$0.35

Core funds from operations per share/unit diluted	$0.40	$0.50

Dividends declared per common share	$0.20	$0.20

Dividend payout ratio:
Core Funds from operations-diluted	49.47%	39.71%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$2,932	$1,666
Tenant improvements & leasing commissions (d)	$7,931	$4,468
Tenant improvements & leasing commissions on space vacant for more than a year	$3,482	$7,695
Straight-line rent adjustments (e)	$2,855	$2,742
Amortization of (above)/below market lease intangibles, net (f)	$1,037	$2,130
Amortization of stock compensation	$2,010	$2,657
Amortization of lease inducements	$304	$294
Non real estate depreciation and amortization	$539	$511
Amortization of deferred financing costs	$1,189	$1,096

(a)         Includes the Company’s share from unconsolidated joint ventures of $2,661 and $4,815 for the three months ended March 31, 2019 and 2018, respectively.  Excludes non-real estate-related depreciation and amortization of $539 and $511 for the three months ended March 31, 2019 and 2018, respectively,

(b)         Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.

(c)          Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,164 and 10,242 shares for the three months ended March 31, 2019 and 2018, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(d)         Excludes expenditures for tenant spaces that have not been owned for at least a year.

(e)          Includes free rent of $4,832 and $6,375 for the three months ended March 31, 2019 and 2018, respectively.  Also, includes the Company’s share from unconsolidated joint ventures of $(229) and $(438) for the three months ended March 31, 2019 and 2018, respectively.

(f)           Includes the Company’s share from unconsolidated joint ventures of $0 and $80 for the three months ended March 31, 2019 and 2018, respectively.

Mack-Cali Realty Corporation

Statements of Funds from Operations (FFO) and Core FFO per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net income (loss) available to common shareholders	$2.66	$0.45
Add (deduct): Real estate-related depreciation and amortization on continuing operations (a)	0.50	0.45
Redemption value adjustment to redeemable noncontrolling interests	0.03	0.03
Gain on change of control of interests	(0.14)	—
Gain on sale of investment in unconsolidated joint venture	(0.01)	—
Realized (gains) losses and unrealized losses on disposition of rental property, net	(2.66)	(0.58)
Noncontrolling interest/rounding adjustment	0.01	—
Funds from operations (b)	$0.39	$0.35

Add/(Deduct):
(Gain)/loss from extinguishment of debt, net	(0.01)	0.10
Severance/separation costs on management restructuring	0.02	0.05
Management contract termination costs	0.01	—
Noncontrolling interest/rounding adjustment	(0.01)	—
Core FFO	$0.40	$0.50

Diluted weighted average shares/units outstanding (c)	100,943	100,604

(a)      Includes the Company’s share from unconsolidated joint ventures of $0.04 and $0.05 for the three months ended March 31, 2019 and 2018, respectively.

(b)      Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.

(c)       Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,164 and 10,242 shares for the three months ended March 31, 2019 and 2018, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
	2019	2018
Assets
Rental property
Land and leasehold interests	$814,694	$807,236
Buildings and improvements	4,067,589	4,109,797
Tenant improvements	296,654	335,266
Furniture, fixtures and equipment	58,192	53,718
	5,237,129	5,306,017
Less — accumulated depreciation and amortization	(935,339)	(1,097,868)
	4,301,790	4,208,149
Rental property held for sale, net	33,239	108,848
Net investment in rental property	4,335,029	4,316,997
Cash and cash equivalents	12,061	29,633
Restricted cash	20,561	19,921
Investments in unconsolidated joint ventures	212,961	232,750
Unbilled rents receivable, net	91,846	100,737
Deferred charges, goodwill and other assets, net	594,624	355,234
Accounts receivable, net of allowance for doubtful accounts of $602 and $1,108	7,202	5,372

Total assets	$5,274,284	$5,060,644

Liabilities and Equity
Senior unsecured notes, net	$570,607	$570,314
Unsecured revolving credit facility and term loans	588,805	790,939
Mortgages, loans payable and other obligations, net	1,526,905	1,431,398
Dividends and distributions payable	21,341	21,877
Accounts payable, accrued expenses and other liabilities	196,707	168,115
Rents received in advance and security deposits	33,140	41,244
Accrued interest payable	14,417	9,117
Total liabilities	2,951,922	3,033,004
Commitments and contingencies

Redeemable noncontrolling interests	379,195	330,459

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized, 90,325,783 and 90,320,306 shares outstanding	903	903
Additional paid-in capital	2,553,652	2,561,503
Dividends in excess of net earnings	(855,659)	(1,084,518)
Accumulated other comprehensive income (loss)	5,122	8,770
Total Mack-Cali Realty Corporation stockholders’ equity	1,704,018	1,486,658

Noncontrolling interests in subsidiaries:
Operating Partnership	188,829	168,373
Consolidated joint ventures	50,320	42,150
Total noncontrolling interests in subsidiaries	239,149	210,523

Total equity	1,943,167	1,697,181

Total liabilities and equity	$5,274,284	$5,060,644